Sangamo BioSciences Reports First Quarter 2012 Financial Results

Collaboration with Shire Enhances Cash Position

RICHMOND, Calif., May 2, 2012 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2012 financial results and accomplishments.

For the first quarter ended March 31, 2012, Sangamo reported a consolidated net loss of $7.3 million, or $0.14 per share, compared to a net loss of $9.6 million, or $0.21 per share, for the same period in 2011. As of March 31, 2012, the company had cash, cash equivalents and marketable securities of $87.0 million.

Revenues for the first quarter of 2012 were $3.2 million, compared to $2.2 million for the same period in 2011. First quarter 2012 revenues were comprised of revenues from the Company's new collaboration and license agreement with Shire AG (Shire) to develop ZFP Therapeutics® for hemophilia and other monogenic diseases, existing collaboration agreements with Dow AgroSciences and Sigma-Aldrich Corporation, enabling technology agreements and research grants. The revenues recognized for the first quarter of 2012 consisted of $1.7 million in collaboration agreements and approximately $1.6 million in research grants, compared to $1.5 million and $0.7 million, respectively, for the same period in 2011.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement established in January 2012 with Shire. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.4 million as revenue for the first quarter. Shire is also reimbursing Sangamo for approximately $0.6 million of internal and external program-related costs incurred during the quarter which is included in collaboration agreement revenue. The increase in research grant revenues was primarily due to the final milestone payment from the Juvenile Diabetes Research Foundation (JDRF) for activities relating to the completion of our Phase 2b clinical trial of SB-509 in subjects with diabetic neuropathy and funding from CHDI for the development of a ZFP Therapeutic for Huntington's disease.

Research and development expenses were $7.3 million for the first quarter of 2012, compared to $8.3 million for the same period in 2011. The decrease in research and development expenses was primarily due to decreased clinical trial expenses resulting from the completion of our Phase 2b clinical trial of SB-509 and the termination of the program. General and administrative expenses were $3.2 million for the first quarter of 2012, compared to $3.5 million for the same period in 2011.

Total operating expenses for the first quarter of 2012 were $10.5 million, compared to $11.8 million for the same period in 2011.

Recent Highlights

  Collaboration with Shire to Develop ZFP Therapeutics Aimed at a "Genetic Cure" for Hemophilia and Other Monogenic Diseases. On January 31, 2012, Sangamo entered into a collaboration and license agreement with Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, to develop therapeutics for hemophilia and other monogenic diseases based on Sangamo's zinc finger DNA-binding protein (ZFP) technology.  Under the terms of the agreement, the two companies will develop human therapeutic products for seven gene targets, which include blood clotting Factors VII, VIII, IX and X, for treating hemophilia and three additional gene targets to be selected.  Sangamo is responsible for all research activities through the submission of an Investigative New Drug Application (IND) or European Clinical Trial Application (CTA), and Shire will reimburse Sangamo for all internal and external program-related costs.  Shire is responsible for clinical development and commercialization of products generated from the research program. Sangamo received an upfront license fee of $13.0 million and is also eligible to receive milestone payments upon the achievement of specified research, regulatory, clinical development, commercialization and sales milestones.  The total amount of such payment, assuming the achievement of all specified milestones, is $213.5 million per gene target, including a total of $8.5 million per target upon the acceptance of an IND or CTA submission.  We are also eligible to receive royalty payments that are a tiered double-digit percentage of net sales of products developed under the collaboration.
  Initiation of Two New Phase 2 Clinical Trials and Presentation of New Clinical Data From Sangamo's Program to Develop a ZFP Therapeutic as a "Functional Cure" for HIV/AIDS. Sangamo presented new data from its program to develop SB-728-T for HIV/AIDS at the 19th Conference on Retroviruses and Opportunistic Infections (CROI). The data further confirms that SB-728-T meets key requirements for development of a "functional cure" for HIV, by demonstrating durable engraftment, prolonged trafficking and dynamic immunological responsiveness in the gut mucosa.  In addition, the data further validate our strategy for continued development in two ongoing Phase 2 clinical trials (SB-728-1101 and SB-728-902, Cohort 5) that the Company initiated in January 2012. These new clinical studies are designed to maximize the engraftment of CD4+T-cells in which both copies of the CCR5 gene have undergone ZFP Nuclease (ZFN)–mediated modification making them resistant to HIV infection.
  Publication of Preclinical Study Demonstrating the Use of ZFNs to Engineer Safer and More Potent Cancer Immunotherapies.  The study, published in Nature Medicine, advances the development of novel, cell-based therapies for the treatment of a broad range of cancers.  ZFNs were used to specifically disrupt the native T-cell receptor (TCR) genes in tumor-directed CD8+ T-cells resulting in an enhanced immunotherapeutic product with potent anti-cancer activity coupled with the elimination of graft versus host disease (GvHD) in a mouse model.

Financial Guidance

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $75 million at the end of 2012, inclusive of the upfront license fee and research funding from Shire but exclusive of funds arising from additional new collaborations or partnerships, or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $14 to $18 million in 2012, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $43 to $47 million for 2012.

Conference Call
Sangamo will host a conference call today, May 2, 2012, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2012.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 73837943. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on May 2, 2012 to 11:59 p.m. ET on May 9, 2012. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 73837943.

About Sangamo
Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. It has ongoing Phase 2 and Phase 1/2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia and hemoglobinopathies such as sickle cell anemia and beta-thalassemia, and a program in Parkinson's disease. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire to develop therapeutics for hemophilia and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated year-end cash and investments, operating expenses and revenues from agreements, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives and presentation of data from clinical trials. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended
Statement of Operations Data	March 31,
	2012	2011

Revenues:
Collaboration agreements	$ 1,663	$ 1,487
Research grants	1,579	713
Total revenues	3,242	2,200

Operating expenses:
Research and development	7,283	8,262
General and administrative	3,242	3,539
Total operating expenses	10,525	11,801
Loss from operations	(7,283)	(9,601)
Interest and other income, net	15	23
Net loss	$ (7,268)	$ (9,578)
Basic and diluted net loss per common share	$ (0.14)	$ (0.21)
Shares used in computing basic and diluted net loss per
common share	52,567	45,461

	March 31, 2012	December 31, 2011
	(Unaudited)
Selected Balance Sheet Data

Cash, cash equivalents and marketable securities	$ 86,972	$ 84,463
Total assets	90,424	87,336
Total stockholders' equity	74,340	80,132

CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, x271